Exhibit 99.1
RPM Reports Record Second-Quarter Sales,
Expects Strong Second Half
•	Business fundamentals, including organic sales growth, remain solid

•	Second-quarter results adversely impacted by hurricanes and one-time events

•	Expect strong second-half growth, including margin improvement

•	Record earnings anticipated for full fiscal year 2006, excluding asbestos charges
MEDINA, OH — January 5, 2006 — RPM International Inc. (NYSE: RPM) today reported record sales of $739.4 million for its fiscal 2006 second quarter ended November 30, 2005. Net income for the quarter increased 103% to $18.5 million from $9.1 million a year ago, as a result of lower asbestos related charges year over year. Diluted per share earnings increased to $0.15 from $0.08 in the fiscal 2005 second quarter. Before asbestos charges, comparably adjusted net income and diluted earnings per share both declined 26%.
“Our second-quarter results were impacted by effects associated with the Gulf Coast hurricanes, including higher raw materials costs and slower sales growth, particularly in our consumer segment,” said Frank C. Sullivan, president and chief executive officer. “Second-quarter earnings were further impacted by $10.2 million, or $0.05 per diluted share, from unrelated one-time costs. The most significant of these involved the finalization of the Dryvit national residential class action settlement, which amounts to positive news for that business,” he said.
“We are encouraged by our top-line growth as we rounded out the first half and the fact that, following the hurricanes early in the second quarter, our sales strength is continuing. As raw materials costs begin to stabilize and higher selling prices take effect, our margins should strengthen in the second half of fiscal 2006, resulting in greater earnings leverage. As a result, we continue to anticipate record earnings, excluding asbestos charges, for the fiscal year ending May 31, 2006,” Sullivan said.
Second Quarter Sales and Earnings
RPM’s net sales for the second quarter of fiscal 2006 were $739.4 million, an 18.6% increase over the $623.5 million reported a year ago. Excluding asbestos charges, net income declined to $28.3 million from $38.5 million in the year-ago period and diluted earnings per share declined to $0.23 from $0.31 in the fiscal 2005 second period.
Including asbestos charges, earnings before interest and taxes (EBIT) were $37.5 million in the fiscal 2006 second quarter, a 73.0% increase compared to $21.7 million a year ago. Excluding asbestos charges, fiscal 2006 second quarter EBIT was $52.5 million, a 23.6% decrease compared to the $68.7 million reported in the year-ago second quarter.
RPM’s industrial segment sales in the second quarter grew to $465.6 million from $364.9 million, up 27.6%. Of this increase, 16.5% was the result of illbruck Sealant Systems, acquired at the end of the fiscal 2006 first quarter, plus three smaller acquisitions. Approximately 11.1% of the industrial segment’s growth was organic. A number of industrial businesses posted double-digit sales increases, including corrosion control coatings, fiberglass grating composites, roofing services, exterior insulation finish systems (EIFS), concrete admixtures and powder coatings, as well as many international operations. Industrial segment EBIT increased 10.8% for the quarter, to $50.9 million from $45.9 million.

RPM’s consumer segment sales grew 5.9% in the fiscal 2006 second quarter, to $273.8 million from $258.6 million, with virtually all of this growth being organic. Sales of several RPM operating units in the segment were heavily impacted by hurricane disruptions to distribution channels. Despite this impact, several consumer segment businesses still posted sales increases of greater than 5%, including caulks and sealants, confectionary coatings and glazes, small package paints, wood care finishes and auto restoration products.
Consumer segment EBIT declined by 16.8%, to $26.0 million from $31.3 million, due primarily to the hurricanes’ impact and the inherent lag in gaining relief for higher raw materials costs through selling prices in this segment. “We expect higher consumer segment sales increases the second half of the year as the hurricane disruptions are behind us, and we expect improving margins in this segment as price increases continue to phase in and further mitigate the higher raw materials costs,” said Sullivan.
Asbestos Charge
RPM took a pre-tax charge of $15.0 million in the second quarter of fiscal 2006 to increase its asbestos liability reserves, which now total $101.2 million on the company’s balance sheet. In the year-ago second quarter, RPM took a $47 million pre-tax charge for asbestos liabilities. Before tax asbestos-related payments were $13.4 million during the second quarter and $29.9 million in the first half of fiscal 2006, both of which are lower amounts versus the comparable prior year periods and sequentially.
“The company evaluates its asbestos reserves on an ongoing basis to support its more aggressive defense strategy, which is beginning to result in declining total costs,” said Sullivan. “It also appears that the U.S. Senate will bring the FAIR Act to the floor in early calendar 2006, which could result in a more permanent resolution to the asbestos litigation crisis facing a host of manufacturers and small businesses,” he said.
“Even without Congressional action, we are encouraged by the direction the asbestos issue is taking for us, in terms of reduced settlement costs, increased dismissal rates and declining quality of claims. We are also encouraged by the ongoing Federal investigation into potential plaintiff attorney fraud surrounding the asbestos issue,” Sullivan said.
illbruck Assimilation
“We continue to anticipate that our Tremco unit’s acquisition of the $190 million illbruck Sealant Systems business on August 31, 2005 will be earnings neutral for the fiscal year ending May 31, 2006, but will be accretive to earnings thereafter, adding $0.03 to $0.05 per diluted share beginning in our 2007 fiscal year,” he said. “illbruck has boosted RPM’s European sales significantly, adding $55 million in revenue for the second quarter, and will be the strong complement to our Tremco operation that we envisioned,” Sullivan said.
Dryvit Settlement
During the second quarter, RPM’s Dryvit Systems business unit finalized a national class action lawsuit settlement related to residential EIFS claims dating back several years. To fully provide for the settlement, RPM established additional reserves of $10.0 million, half of which are expected to be covered by insurance. “For all intents and purposes, this settlement puts the residential EIFS issue behind us and allows Dryvit to step up its residential marketing efforts, particularly to its architectural constituency. Dryvit EIFS represent an outstanding combination of insulation and attractive exterior finishes, and we are expecting renewed growth by upscale homebuilders now that this lingering issue has been resolved,” said Sullivan.
Other One-Time Costs
The other costs taken during the second quarter, unrelated to ongoing operations, included $2.5 million of one-time pension plan and hurricane-related property-casualty costs. In addition, the company was in negotiations during the second quarter to sell its small, non-core wallpaper business for approximately $10 million in cash, which will result in a loss on sale of approximately $2.7 million. Accordingly, this loss was accounted for during the second quarter, and this sale is expected to close in January 2006.
Cash Flow and Financial Position
At the end of the fiscal 2006 first half, cash from operations was $95.6 million, up from $90.5 million a year ago. Capital expenditures during the first half were $20.4 million, compared to depreciation of $27.0 million during the period. Total debt now stands at $866.4 million, compared to $838.0 million at the end of fiscal 2005. The increase essentially reflects additional indebtedness for acquisitions, particularly illbruck, and the retirement of $150 million in 7.0% bonds that matured on June 15, 2005. RPM’s debt-to-capitalization ratio stood at 44.1% at November 30, 2005, down slightly from November 30, 2004 and May 31, 2005.
First Half Sales and Earnings
For the first half of fiscal 2006, net sales increased to $1.5 billion, compared to $1.3 billion a year ago, a 15.7% increase. Six-month net income of $68.5 million, a 7.7% increase over the $63.6 million reported a year ago, includes asbestos charges in both periods. Diluted earnings per share increased 5.8%, to $0.55 compared to $0.52 in the first six months of fiscal 2005. Excluding asbestos charges, first-half net income declined 5.7% to $87.6 million from $93.0 million earned in the fiscal 2005 first half, and diluted earnings per share were $0.70, a 6.7% decline from the $0.75 earned in the fiscal 2005 first half.
First-half EBIT increased 8.4%, to $123.7 million from $114.1 million in the fiscal 2005 first half, including asbestos charges in both periods. Excluding asbestos charges, EBIT for the first six months of fiscal 2006 was $153.7 million, a 4.6% decline from the $161.1 million earned a year ago.
For the six months, industrial segment sales grew 22.7%, to $896.4 million from $730.4 million. Of this growth, 9.4% was acquisition-related and 13.3% was organic. Industrial segment EBIT increased 13.7% in the first six months of fiscal 2006, to $116.0 million from $102.1 million
First-half sales for the consumer segment grew 6.4%, to $590.3 million from $554.6 million a year ago, with nearly all of this growth being internally generated. Consumer segment EBIT for the first half declined by 6.8% to $72.3 million from $77.6 million a year ago, due primarily to higher raw materials costs being only partially offset by higher selling prices.
Business Outlook

“As anticipated and disclosed in our first-quarter earnings report, the second quarter proved challenging. We are expecting substantially improved results going forward, as our operating units continue to post solid top-line growth and the one-time factors that dampened second-quarter results disappear. In particular, we look for further improvement in our gross margins as higher selling prices begin to better recover the sharp raw materials cost increases we incurred during the first half of our 2006 fiscal year. Moreover, while hurricane disruptions negatively impacted our second quarter, we expect several RPM operations to be beneficiaries of the rebuilding efforts in those areas. We are expecting a strong second half of this 2006 fiscal year, which will result in record earnings, prior to asbestos charges, for the full year,” Sullivan said.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results and the fiscal year outlook beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 800-591-6930 or 617-614-4908 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on January 5 until 11:59 p.m. Eastern time on January 12, 2006. The replay can be accessed by dialing 888-286-8010 or 617-801-6888. The access code is 17609922. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president — finance and communications, at 330-273-8820 or ghasman@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-120536), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
###

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$1,486,702	$1,284,982	$739,350	$623,469	$1,486,702	$1,284,982	$739,350	$623,469
Cost of sales	871,324	719,407	440,091	352,781	871,324	719,407	440,091	352,781

Gross profit	615,378	565,575	299,259	270,688	615,378	565,575	299,259	270,688
Selling, general & administrative expenses	461,668	404,476	246,808	202,034	461,668	404,476	246,808	202,034
Asbestos charges	30,000	47,000	15,000	47,000
Interest expense, net	18,429	16,885	9,854	8,915	18,429	16,885	9,854	8,915

Income before income taxes	105,281	97,214	27,597	12,739	135,281	144,214	42,597	59,739
Provision for income taxes	36,793	33,616	9,070	3,627	47,651	51,241	14,285	21,252

Net Income	$68,488	$63,598	$18,527	$9,112	$87,630	$92,973	$28,312	$38,487

Basic earnings per share of common stock	$0.59	$0.55	$0.16	$0.08	$0.75	$0.80	$0.24	$0.33

Diluted earnings per share of common stock (b)	$0.55	$0.52	$0.15	$0.08	$0.70	$0.75	$0.23	$0.31

Average shares of common stock outstanding — basic	116,626	116,413	116,710	116,659	116,626	116,413	116,710	116,659

Average shares of common stock outstanding — diluted (b)	127,400	125,719	127,542	126,318	127,400	125,719	127,542	126,318

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

(b)	Amounts for all periods presented include the effect of our contingently issuable shares, as required by EITF Issue No. 04-8.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,	November 30,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales:
Industrial Segment	$896,436	$730,396	$465,597	$364,888	$896,436	$730,396	$465,597	$364,888
Consumer Segment	590,266	554,586	273,753	258,581	590,266	554,586	273,753	258,581

Total	$1,486,702	$1,284,982	$739,350	$623,469	$1,486,702	$1,284,982	$739,350	$623,469

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$115,468	$102,075	$50,389	$45,939	$115,468	$102,075	$50,389	$45,939
Interest (Expense), Net	(535)	24	(504)	13	(535)	24	(504)	13

EBIT (c)	$116,003	$102,051	$50,893	$45,926	$116,003	$102,051	$50,893	$45,926

Consumer Segment
Income Before Income Taxes (b)	$72,493	$77,666	$26,057	$31,311	$72,493	$77,666	$26,057	$31,311
Interest (Expense), Net	175	108	43	59	175	108	43	59

EBIT (c)	$72,318	$77,558	$26,014	$31,252	$72,318	$77,558	$26,014	$31,252

Corporate/Other
(Loss) Before Income Taxes (b)	$(82,680)	$(82,527)	$(48,849)	$(64,511)	$(52,680)	$(35,527)	$(33,849)	$(17,511)
Interest (Expense), Net	(18,069)	(17,017)	(9,393)	(8,987)	(18,069)	(17,017)	(9,393)	(8,987)

EBIT (c)	$(64,611)	$(65,510)	$(39,456)	$(55,524)	$(34,611)	$(18,510)	$(24,456)	$(8,524)

Consolidated
Income Before Income Taxes (b)	$105,281	$97,214	$27,597	$12,739	$135,281	$144,214	$42,597	$59,739
Interest (Expense), Net	(18,429)	(16,885)	(9,854)	(8,915)	(18,429)	(16,885)	(9,854)	(8,915)

EBIT (c)	$123,710	$114,099	$37,451	$21,654	$153,710	$161,099	$52,451	$68,654

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	November 30, 2005	November 30, 2004	May 31, 2005
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and short-term investments	$103,332	$207,757	$184,140
Trade accounts receivable	532,573	462,566	571,649
Allowance for doubtful accounts	(20,609)	(19,886)	(18,565)

Net trade accounts receivable	511,964	442,680	553,084
Inventories	364,324	314,243	334,404
Deferred income taxes	37,598	43,645	40,876
Prepaid expenses and other current assets	183,720	147,360	158,991

Total current assets	1,200,938	1,155,685	1,271,495

Property, Plant and Equipment, at Cost	823,899	794,174	775,564
Allowance for depreciation and amortization	(409,980)	(408,516)	(385,586)

Property, plant and equipment, net	413,919	385,658	389,978

Other Assets
Goodwill	717,456	662,968	663,224
Other intangible assets, net of amortization	318,254	282,310	275,744
Other	67,276	50,716	55,804

Total other assets	1,102,986	995,994	994,772

Total Assets	$2,717,843	$2,537,337	$2,656,245

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$228,028	$184,496	$274,573
Current portion of long-term debt	18,422	4,164	97
Accrued compensation and benefits	76,898	68,572	95,667
Accrued loss reserves	69,530	50,948	65,452
Asbestos-related liabilities	55,000	50,000	55,000
Other accrued liabilities	91,557	85,723	84,550

Total current liabilities	539,435	443,903	575,339

Long-Term Liabilities
Long-term debt, less current maturities	848,014	837,926	837,948
Asbestos-related liabilities	46,244	53,225	46,172
Other long-term liabilities	82,013	66,630	71,363
Deferred income taxes	102,905	77,452	78,914

Total long-term liabilities	1,079,176	1,035,233	1,034,397

Total liabilities	1,618,611	1,479,136	1,609,736

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 118,257; 117,146; 117,554)	1,183	1,172	1,176
Paid-in capital	547,517	528,885	535,204
Treasury stock, at cost
Accumulated other comprehensive income	18,448	34,251	10,004
Retained earnings	532,084	493,893	500,125

Total stockholders’ equity	1,099,232	1,058,201	1,046,509

Total Liabilities and Stockholders’ Equity	$2,717,843	$2,537,337	$2,656,245

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
IN THOUSANDS

	Six Months Ended November 30,
	2005	2004
Cash Flows From Operating Activities
Net income	$68,488	$63,598
Depreciation and amortization	35,043	32,736
Items not affecting cash and other	12,247	14,265
Changes in operating working capital	(20,614)	(28,013)
Changes in asbestos-related liabilities, net of tax	398	7,886

	95,562	90,472

Cash Flows From Investing Activities
Capital expenditures	(20,376)	(21,791)
Acquisition of businesses, net of cash acquired	(135,780)	(9,900)
Purchases of marketable securities	(25,236)	(17,098)
Proceeds from the sale of marketable securities	15,000	19,078
Proceeds from the sale of assets		4,500
Other	525	574

	(165,867)	(24,637)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	175,005	200,000
Reductions of long-term and short-term debt	(151,937)	(74,431)
Cash dividends	(36,529)	(33,730)
Exercise of stock options	4,122	7,156

	(9,339)	98,995

Effect of Exchange Rate Changes on Cash and Short-Term Investments	(1,164)	8,368

Increase (Decrease) in Cash and Short-Term Investments	$(80,808)	$173,198